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                                                                    Exhibit 99.3


       Titan General Holdings, Inc Announces New Executive Vice President


Santa Clara, CA - February 20, 2003 -- Ventures National, Inc. d/b/a Titan General Holdings, Inc (OTCBB: TTGH), today announced that effective February 20, 2003 Lawrence K. McFall, 61, would become Executive Vice President of Titan General Holdings, Inc (Titan). Larry is an industry veteran with over 38 years of high technology and electronics experience. Larry began his career in the semiconductor industry. Since 1982, Larry has held numerous positions overseas and in the USA in the PCB fabrication and electronic manufacturing services
(EMS) industries. His corporate experience includes several international EMS companies such as CTI Technology; GET Manufacturing; Alphasource Manufacturing Services; GSS / Array technology; National Semiconductor; and Texas Instruments. His focus with these international companies has ranged from business development to sales management and senior executive management.

David Marks, Titan General Holdings, Inc's Chairman said, "Larry brings experience and knowledge to our executive team which is consistent with our goal to become a dominant player in the quick-turn printed circuit board and rigid-flex arenas. His background in business development and sales as well as his broad EMS and PCB fabrication background are important to coordinating and guiding our overall corporate distribution strategy. We all expect Larry to be an important factor in implementing our business development and distribution strategy."


About Ventures National d/b/a Titan General Holdings, Inc (Titan):

o Titan is in the business of PCB manufacturing with capability for expansion to include backplane assembly. Titan is a manufacturer of time sensitive, high tech, prototype, and pre-production printed circuit boards. Beginning in the year 2001, Titan and its predecessors began acquiring cutting edge technology equipment and processes from competitors unable to remain in business due to a severe market down-turn and overwhelming debt. Titan also obtained customer lists and orders from several of these firms, resulting in new business opportunities. Through the recent completion of these acquisitions, Titan is positioning to become a leading electronics contract quick-turn manufacturer serving the fastest-growing segment of time sensitive manufacturing in the $130 billion global electronics manufacturing services market. Titan has commenced the process of relocating and upgrading its current PCB plant into a facility formerly occupied by Tyco Electronics Inc. in Fremont, California. Through vertical integration, Titan expects to evolve its service and manufacturing operations while continuing to acquire assets and customers of struggling firms in the PCB sector.



Safe Harbor Statement Under the Private Securities Litigation Act 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to assumptions relating to the growth in PCB market and that there will be no unanticipated material adverse change in Titan's operations or business. Further information on Titan's risk factors is contained in the Company's Registration Statement on Form SB-2 and its annual report as filed with the Securities and Exchange Commission.

Investor Relations contact:
Dunlap & Kieft Inc.
Gerald Kieft 772-219-2274
gkieft@dunlapandkieft.com